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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 15

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  Certification and Notice of Termination of Registration under Section 12(g)
  of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934

                         Commission File Number: 1-6442

                                Orange-co, Inc.
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             (Exact name of registrant as specified in its charter)

                           2020 U.S. Highway 17 South
                              Post Office Box 2158
                           Bartow, Florida 33831-2158
                                 (941) 533-0551
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.50 par value
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
           Rule 12g-4(a)(1)(i)  [x]         Rule 12h-3(b)(1)(i)  [x]
           Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                            Rule 15d-6

       Approximate number of holders of record as of the certification or notice date: 3
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Orange-co, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        Orange-co, Inc.

                                        By: /s/ Craig Huff
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                                           Name: Craig Huff
                                           Title: President

DATE: November 1, 1999










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